UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                December 31, 2008
                Date of Report (Date of earliest event reported)


                            STERLING EXPLORATION INC.
             (Exact name of registrant as specified in its charter)

          Nevada                     000-144493                      N/A
(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)

     505 8th Avenue SW, Suite 444
          Calgary, Alberta                                         T2P 1G2
(Address of principal executive offices)                          (Zip Code)

                                 (403) 701-6111
               Registrant's telephone number, including area code

                                1400 Begin Street
                            Montreal, Quebec H3B 4R4
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c)) ----------
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SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective on December 31, 2008, the Board of Directors (the "Board") of Sterling Exploration Inc., a Nevada corporation (the "Company") accepted the resignation of Marc Gagnon as the President, Secretary, Treasurer and a member of the board of directors of the Company. The resignation of Mr. Gagnon is not a result of any disagreement between the Company or Mr. Gagnon pertaining to matters relating to the Company's operations, policies or practices.

In accordance with a wrriten consent of resolutions of the Board of Directors dated December 31, 2008, Ben Anderson was duly appointed as the President/Secretary/Treasurer and a member of the Board of Directors. Therefore, as of the date of this Current Report, the Company's Board of Directors is comprised of Ben Anderson.

BIOGRAPHY

BEN ANDERSON. During the past twenty-five years, Mr. Anderson has been engaged in senior management capacities, business development, engineering and operations primary involving junior oil and gas exploration and production companies. Mr. Anderson was most recently chief operating officer and a director of International PetroReal Oil Corporation of Calgary. He was appointed as a director in October 2006, and as chief operating officer in September 2007 where he was instrumental in contributing to that company's successful reorganization by leading the acquisition of a property package and high impact exploration project. Formerly, Mr. Anderson was the president and chief operating officer and a director of High Plains Energy Inc., Calgary, where he participated in the rejuvenation of that junior oil and gas exploration and production company by leading a restructuring that resulted in $10 million of new investment, a 500% increase in production and reserves and renewed investor interest that resulted in a 750% increase in capital market value. Previously, Mr. Anderson served as the vice president of engineering for Rider Resources Inc., a TSX- listed, 2000 boe/d oil and gas exploration, development and production company with annual cash flow of more than $10 million and a market capitalization of approximately $25 million. He was responsible for the engineering, operations, exploration and business development functions of Rider Resources Inc. until it was sold in
February 2003. From January 2000 to December 2002, Mr. Anderson was the president and chief executive officer and a director of Canada Southern
Petroleum  Ltd.  ,  a  Calgary-based   junior  oil  and  gas  company  that  was
publicly-traded on the TSX and NASDAQ stock exchanges. That company had production of 2000 boe/d and market value up to $250 million during Mr. Anderson's term. During Mr. Anderson's tenure, Canada Southern Petroleum Ltd. received revenues from its primary producing property of more than more than $12 million that had been withheld by the operator during multiple years of litigation. From August 1997 to December 1999, Mr. Anderson was the president, chief exeutive officer and a director of International Gryphon Resources Inc., an emerging "JCP" company engaged in oil and gas exploration, development and production. Mr. Anderson grew International Gryphon Resources Inc. by establishing new operating areas, participating in two discoveries, improving production, increasing reserves and revenue in a challenging economic environment. During the period July 1995 through July 1997, Mr. Anderson held the position of operations manager at Triumph Energy Corporation where he assisted that Calgary-based corporation to increase production to 1700 boe/d. From March 1993 to June 1995, Mr. Anderson was operations manager for Hillcrest Resources Ltd., a publicly-traded junior oil and gas exploration, development and production company where he was part of a team that was responsible for successfully implementing a $40 million capital budget that resulted in production increases from 1250 boe/d to 5750 boe/d in two years. Mr. Anderson has been employed in increasing capacities as petroleum engineer for Texas
American Oil Corporation, Midland, Texas; Production Engineer, Bow Valley Industries, Calgary; Operations Engineer, Bralorne Resources Limited, Calgary;

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
Senior Production Engineer, Ranger Oil Limited, Calgary. In these capacities, he was responsible for petroleum and reservoir engineering, reserves assessment, production and operations, optimization and exploitation, drilling and completion activities and various other operational functions.

Mr. Anderson achieved the degree of Bachelor of Science in Petroleum Engineering from the University of Oklahoma in 1981.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       STERLING EXPLORATION INC.


DATE: January 5, 2008                         /s/ Ben Anderson
                                              ----------------------------------
                                       Name:  Ben Anderson
                                       Title: President

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